Putnam International Capital Opportunities Fund, August 31, 2014,
Annual Shareholder Report

Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, with all funds of the Trust voting together as a single class, as follows

      Votes for 		Votes withheld
Liaquat Ahamed 			85,592,208 	4,519,297
Ravi Akhoury 			85,715,018 	4,396,488
Barbara M. Baumann 		86,248,127 	3,863,378
Jameson A. Baxter 		86,148,643 	3,962,863
Charles B. Curtis 		86,111,568 	3,999,938
Robert J. Darretta 		86,122,587 	3,988,918
Katinka Domotorffy 		85,970,364 	4,141,142
John A. Hill 			86,124,882 	3,986,624
Paul L. Joskow 			86,157,699 	3,953,807
Kenneth R. Leibler 		86,141,312 	3,970,194
Robert E. Patterson 		86,183,587 	3,927,919
George Putnam, III 		86,119,771 	3,991,735
Robert L. Reynolds 		86,203,661 	3,907,845
W. Thomas Stephens 		86,109,990 	4,001,516

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows

Votes		Votes				Broker
For			against	Abstentions	non votes

10,222,706 	388,221 	574,045 		2,671,448

March 7, 2014 special meeting

A proposal to adopt an Amended and Restated Declaration of Trust, with respect to which the February 27, 2014 meeting had been adjourned, was approved, with all funds of the Trust voting together as a single class, as follows

Votes		Votes				Broker
For			against	Abstentions	non votes

68,444,155 	3,118,645 4,434,966 		15,274,146

All tabulations are rounded to the nearest whole number.